Exhibit (h)(3)

Chatsworth Securities LLC

January 25, 2023

Mr. Joseph P. Smith

President and Chief Executive Officer

CBRE Global Real Estate Income Fund

201 King of Prussia Road, Suite 600

Radnor, Pennsylvania 19087

Dear Mr. Smith:

This engagement agreement (the “Agreement”) confirms the terms and conditions upon which Chatsworth Securities LLC (“Chatsworth” or the “Financial Advisor”) will be engaged as Financial Advisor to represent CBRE Global Real Estate Income Fund (the “Fund”) in its consideration to raise additional equity and, if approved by the Fund’s Board of Trustees (the “Board”), in the execution of the strategy using a Rights Offering structure (the “Offering”) as described in Section 1 below.

Section 1: Nature of the Engagement

As Financial Advisor, we will advise and assist the Fund regarding the following:

Chatsworth will prepare a Board Report which will include analysis and discussion of the factors to be duly considered by the Board to comply with the guidelines set forth by the SEC staff for a transferable rights offering priced at a discount to the net asset value of a fund. The consideration of these factors by the Board in the determination as to whether the offering will provide a net benefit to the shareholders of the Fund is referred to as the “Net Benefits” test. Chatsworth will deliver the Board Report in advance of a meeting in which the Board considers such an Offering.

Chatsworth will advise on all aspects of the Offering including the terms and conditions for the offering, timing, marketing to shareholders and new investors, the contracts and terms with any Information Agent and/or Subscription Agent and all other matters related to the Offering. Chatsworth will also review the Registration Statement and Prospectus Supplement prior to each respective SEC filing. Chatsworth will work with all parties involved in the Offering, including the Board, Legal Counsel, the Fund’s Investment Advisor, any Information Agent and/or Subscription Agent, the New York Stock Exchange, and others to coordinate the overall process to execute the Offering.

The Fund recognizes and confirms that: (i) in performing these services the Financial Advisor will be, in part, using and relying on publicly available information released by the Fund and such other information as may be furnished to it or approved by the Fund (collectively, the “Information”); (ii) the Financial Advisor does not assume responsibility for the accuracy and completeness of the Information and (iii) the Financial Advisor is not responsible for independently verifying any of the Information provided by the Fund.

95 East Putnam Avenue, Greenwich, CT 06830 Tel. (203) 629-2612 Fax (203) 629-2375

The Fund shall be responsible for the contents of any disclosure documents used in the Offering. The Fund shall ensure that such documents will not, with respect to Information provided by the Fund, as of the date of any offer or sale of any securities, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

The Financial Advisor shall act solely as the Fund’s advisor and not as principal. The Fund understands and agrees that Chatsworth is not acting in a fiduciary capacity.

Section 2: Fees

For services provided hereunder, the Fund shall pay the Financial Advisor the following:

Success Fee:

Upon the completion of the Offering, the Fund shall pay Chatsworth a cash fee of three quarters of one percent (0.75%) of the total amount of the gross proceeds raised through the Offering including, if there is sufficient demand, proceeds raised through any secondary over-allotment option for the Offering.

Section 3: Expenses

The Fund agrees from time to time upon request to reimburse Chatsworth for all reasonable expenses incurred in connection with this Agreement. All expenses must be pre-approved by the Fund in order to be subject to reimbursement.

Section 4: Authorization

Each individual signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such party’s obligations have been duly authorized and that the Agreement is a valid and legal agreement binding on the party and enforceable according to its terms, and does not, to the best of the party's knowledge, conflict with or result in a breach of any of the terms, provisions or conditions of any agreement, written, or otherwise, to which it is a party.

Section 5: Indemnification

The Fund agrees to indemnify, defend and hold harmless Chatsworth and its members, officers, employees and agents from and against any and all losses, liabilities, claims, or damages and expenses whatsoever (including, but not limited to, all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever and including any amounts paid in any settlement effected with the Fund’s consent, such consent not to be unreasonably withheld) from any third party claims including claims made against the Fund, claims made by the Fund against persons other than Chatsworth or, as a result of the Fund’s grossly negligent failure to discover any untrue statement or alleged untrue statement of a material fact contained in the Information provided by the Fund as from time to time amended and supplemented or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (together “Losses”) to which any indemnified party may become subject in the performance of their duties, unless any such Losses arise out of the gross negligence or willful misconduct of Chatsworth or any of its members, officers, employees, sub-contractors or agents.

Chatsworth agrees that it will indemnify, defend and hold harmless the Fund, any officer, trustee, member, employee, and agent of any of the foregoing from and against any loss, expense, claim, damage, or liability to which they may become subject under any applicable securities law or otherwise (including but not limited to any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced, or threatened, or any claim whatsoever), insofar as any such loss, expense, claim, damage, liability, or actions in respect thereof arises out of or is based on Chatsworth’s gross negligence or willful misconduct or any untrue statement of a material fact made by Chatsworth other than in reliance upon and consistent with the Information.

The indemnifying party shall reimburse each indemnified party for any legal expenses reasonably incurred by it; however, each indemnified party shall use the same counsel unless there is an irreconcilable conflict between the different indemnified parties’ interests, and duly proved in connection with the investigating or defending any third-party claim against such indemnified parties.

Section 6: Termination

This Agreement may be terminated by either the Fund or Chatsworth at any time, with or without cause, upon 30 days’ written notice to the other party; provided, however, that if the Fund terminates this engagement without cause, Chatsworth will be entitled to its full fee under Section 2 hereof in the event of the successful completion of an Offering if such Offering occurs within 12 months of Chatsworth’s termination; and provided further, that the provisions of Sections 3, 4, 5 and 6 shall survive such termination.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in accordance with the Financial Industry Regulatory Authority’s (“FINRA”) Rules of Arbitration at a hearing to be held in New York, NY and judgment upon an award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. This Agreement shall be governed by New York State law without regard to conflict of law provisions. The commencement of arbitration proceedings by an aggrieved party to settle disputes arising out of or relating to this contract is a condition precedent to the commencement of legal action by either party. Neither party shall make a claim against the other for punitive damages. Each party will be responsible for their own costs in conjunction with the arbitration proceeding. If the Fund or Chatsworth commences action in any court, or other legal venue, prior to an arbitrator’s final decision on the controversy or claim, then the party commencing such action will be responsible for all expenses incurred by Chatsworth and the Fund in the arbitration and the court proceedings. Notwithstanding any other language in this Agreement, the Fund agrees that, in the event of non-payment of fees and expenses due to Chatsworth pursuant to this Agreement, the Fund will pay for the cost of collection including reasonable attorney’s fees.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. This Agreement may not be assigned without the prior written consent of both parties.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing is in accordance with your understandings and agreements with Chatsworth by signing the duplicate copy of this Agreement and returning it to the undersigned, thereby constituting this a binding agreement between us, our respective successors, and assigns.

Very truly yours,

Accepted and agreed to as of the date of this letter:

Chatsworth Securities LLC		CBRE Global Real Estate Income Fund

By:	/s/ Ralph DiFiore	By:	/s/ Joseph P. Smith
	Ralph DiFiore		Joseph P. Smith
	Senior Managing Director		President and Chief Executive Officer

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